Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-225624 on Form S-3 and Registration Statement No. 333-218931 on Form S-8 of our report dated March 14, 2019, relating to the financial statements and financial statement schedules of Five Point Holdings, LLC and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Codification No. 606), appearing in this Annual Report on Form 10-K of Five Point Holdings, LLC for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 14, 2019